NEWS RELEASE – for release Thursday, 9 November 2017
Tellurian reports advanced engineering agreement with Bechtel and Q3 financial results
HOUSTON, Texas – (Marketwired November 9, 2017) — Tellurian Inc. (Tellurian) (NASDAQ: TELL) continued to build its global natural gas business during the third quarter of 2017. Notably Tellurian:

•	Engaged Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) to conduct additional engineering for the Driftwood LNG facility, intended to advance engineering to approximately 20% by 2018.

•
Agreed to purchase natural gas producing assets and undeveloped acreage in northern Louisiana from Rockcliff Energy Operating LLC (“Rockcliff”), including approximately 4 million cubic feet per day of natural gas production, approximately 1.3 Tcf of gas resource, and approximately 138 drilling locations, which are able to be produced and delivered to market for an estimated $2.25 per mmBtu, providing Tellurian access to low-cost supply.

•	Arranged a six-month charter contract with Maran Gas Maritime Inc. for a liquefied natural gas (LNG) vessel, allowing for participation in the LNG marketplace.
Tellurian reported a net loss of approximately $22.9 million, or $0.12 per share (basic and diluted), for the three months ended September 30, 2017.
President and CEO Meg Gentle said, “Tellurian will have access to gas supply for a low cost of approximately $2.25 per mmBtu and the capability to deliver LNG to the global market. We are putting in place the pieces of an integrated, global gas business, and welcome customers to become our partners in the ~27.6 mtpa Driftwood Project. We look forward to executing the EPC agreement with Bechtel and confirming our regulatory schedule with the FERC.”

Estimated Driftwood Project timeline

Catalyst	Estimated Timeline
LSTK EPC contract	Sign – Q4/17
Rockcliff natural gas asset acquisition closing	Q4/17
LNG sales and purchase agreements	1H 2018
FERC construction authorization	Mid-2018
Liquefaction project financial close	Mid-2018
Begin construction	Mid-2018
Begin operations	2022
Q3 2017 Results
Tellurian reported a net loss attributable to common stockholders of approximately $22.9 million for the three months ended September 30, 2017. The net loss includes (i) approximately $8.8 million of development expenses, primarily associated with the development of the Driftwood Project and related regulatory filings, and (ii) approximately $17.3 million of general and administrative expenses.
Total cash disbursements used in operating activities for the quarter were approximately $14.1 million, most of which was tied to Driftwood project development activity.
As of September 30, 2017, Tellurian had approximately $138 million of cash and cash equivalents.
About Tellurian Inc.
Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitability delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes a ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com 1

For more information, please visit www.tellurianinc.com.
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CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the performance, timing, cost, construction, capacity, financing and permitting of Tellurian’s Driftwood Project, our entry into LNG sale and other contracts, including an EPC contract with Bechtel, and the timing of those contracts, and the closing of and expected benefits from the Rockcliff transaction, including the cost of producing natural gas from those assets. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about the development and performance of the Driftwood Project, other matters discussed in Item 1A of Part II of the Quarterly Report on Form 10-Q filed by Tellurian with the Securities and Exchange Commission (the “SEC”) on November 9, 2017, and other filings with the SEC, all of which are incorporated by reference herein. Contracts may not be entered into on expected terms, in the expected time frame or at all. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact:
Media:
Joi Lecznar
SVP Public Affairs and Communication
Phone +1.832.962.4044
joi.lecznar@tellurianinc.com
Investors:
Amit Marwaha
Director, Investor Relations
Phone +1.832.485.2004
amit.marwaha@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com 2